EXHIBIT 99.1

MacroSolve Announces 164% Increase in Revenues for Fiscal 2011

 Four Consecutive Quarters of Growth Driven by Mobile App Technologies & Licensing

TULSA, OK—March 14, 2012 - MacroSolve, Inc. (PINKSHEETS: MCVE) (OTCQB: MCVE) ("MacroSolve" or the "Company"), a leading provider of mobile technologies, apps and solutions for business, today announced financial results for its fiscal year ended December 31, 2011.

Highlights for the 2011 fiscal year include:

●	Revenues increased 164% to $1,686,000 from $638,000 in FY 2010
●	Gross profit increased to $857,000 from $319,000 in FY 2010
●	4th quarter revenues grew by 621% to $757,000 in Q4 of 2011 from $105,000 in Q4 of 2010
●	Gross profit in Q4 of 2011 was $387,000, a 453% increase over Q4 2010 gross profit of $70,000
●	Revenues grew by 28% on a quarter-over-quarter basis from $593,000 in Q3 of 2011 to $757,000 in Q4 of 2011
●	The Company’s distribution network supported growth in new sales of software products and solution services

Revenues for the twelve months ended December 31, 2011 were $1,686,000 as compared to $638,000 in the fiscal year ended December 31, 2010. This 164% rise is due to increased sales of the Company's custom mobile app solution services as well as an increase in software and licensing.

Gross profit for fiscal 2011 rose 169% to $857,000 from $319,000 in fiscal 2010.

Operating expenses increased 56% in fiscal 2011 to $3,123,000 from $1,996,000 in 2010. Loss from operations was $2,226,000, up $589,000, or 35% over operating loss of $1,667,000 in fiscal 2010 due to increased non-cash consulting fees.

Net loss for fiscal 2011 was ($2,534,000) or $(0.02) per share, as compared to fiscal 2010 net loss of $(1,924,000), or $(0.03) per share, an increase of $610,000 or 32%. The increase was primarily due to non-cash consulting fees and accrued interest on 2010 and 2011 debentures. The Company improved its efficient use of cash in operations, with cash used in operating activities declining by $110,000 in fiscal 2011 as compared to fiscal 2010.

“During fiscal 2011 we made a strategic decision to invest in three areas: building a strong distribution network for our apps and development services; adding talented developers and sales people; and protecting our intellectual property rights. The quarterly trending in our financial results in 2011 clearly shows that this strategy is effective and we believe this is an early indicator of the rate of growth we anticipate for fiscal 2012. Our go-to-market Illume Mobile brand and our custom and productized mobile apps are gaining traction in the multi-billion* dollar industry in which we operate," stated MacroSolve CEO and President, Steve Signoff.

“Having brought in management with a track record in building sales from technology and telecom products and increased our employee count from 17 in fiscal 2010 to 35 at the end of 2011, we strongly believe our talented, wholly U.S.-based sales, technology and development staff is a key support to our growth. Moreover, our Company has the backing of our board of directors who continue to invest in MacroSolve, with 45% of our common stock owned by officers and directors of the Company. We are determined and motivated to build value for all of our shareholders,” concluded Signoff.

For further information please see MacroSolve's full 10K filing at www.sec.gov.

*According to Reseach2Guidance, the market for mobile application development services, including application creation, management, distribution and extension services, reached $20.5 billion in 2011 and will grow in value to $100 billion in 2015

About MacroSolve

MacroSolve, Inc., doing business as Illume Mobile, is a pioneer in delivering mobile apps, technologies, and solutions. Leveraging its intellectual property portfolio, MacroSolve enforces its landmark patent while providing mobile app products and services under the name Illume Mobile. MacroSolve is positioned to become a leader in the mobile app space, projected to become a $17.5 billion market in 2012 according to Chetan Sharma Consulting. For more information, visit www.illumemobile.com.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Contact:
MacroSolve Contact
info@macrosolve.com

Investor
Laurel Moody
(646) 810-0608
lmoody@corporateprofile.com

Media
Diane White
(918) 770-3905
diane@dianewhitepr.com

Heather Carver
(918) 779-5771
heather@dianewhitepr.com

Financial Statements Follow

MACROSOLVE, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31,	2011	2010

SALES:
Software products and licensing	1,242,336	$63,200
Solution services	443,314	496,420
Hardware sales	-	78,216

Net sales	1,685,650	637,836

COST OF SALES:
Software products and licensing	513,375	-
Solution services	315,467	253,741
Hardware sales	-	65,195

Total cost of sales	828,842	318,936

Gross profit	856,808	318,900

OPERATING EXPENSES:
Solution services	746,481	187,460
Depreciation and amortization	243,318	248,523
Marketing and sales	239,769	480,692
General and administrative	1,893,402	1,079,193

Total operating expenses	3,122,970	1,995,868

Loss from operations	(2,266,162)	(1,676,968)

OTHER INCOME (EXPENSE):
Interest income	134	662
Interest expense	(170,675)	(138,833)
Loss on sale of asset	(235)	-
Stock based compensation	(97,506)	(108,404)

Total other expense	(268,282)	(246,575)

LOSS BEFORE INCOME TAXES	(2,534,444)	(1,923,543)

INCOME TAXES	-	-

NET LOSS	(2,534,444)	$(1,923,543)

LOSS ALLOCABLE TO COMMON STOCKHOLDERS:
Net loss	(2,534,444)	$(1,923,543)

Loss allocable to common stockholders	(2,534,444)	$(1,923,543)

Basic and diluted loss per share	(0.02)	$(0.03)

MACROSOLVE, INC.

BALANCE SHEETS

	12/31/2011	12/31/2010

ASSETS

CURRENT ASSETS:
Cash	$273,132	$187,025
Accounts receivable - trade	288,201	31,535
Prepaid expenses and other	240,388	50,324

Total current assets	801,721	268,884

PROPERTY AND EQUIPMENT, at cost:	285,976	254,088
Less - accumulated depreciation and amortization	(188,016)	(162,194)

Net property and equipment	97,960	91,894

OTHER ASSETS:
Note receivable	135,577	135,577
Software development costs, net of accumulated amortization
of $36,316 and $398,715 as of December 31, 2011 and
2010, respectively	1,280,903	938,942
Other assets	83,329	43,999

Total other assets	1,499,809	1,118,518

TOTAL ASSETS	$2,399,490	$1,479,296

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$-	$34,176
Revolving Line of Credit	100,000	-
Note Payable - Shareholder	169,306	-
Accounts payable - trade and accrued liabilities	631,419	123,022
Unearned income	31,400	8,523

Total current liabilities	932,125	165,721

LONG-TERM DEBT, less current maturities
Oklahoma Technology Commercialization Center	237,500	237,500
Convertible debentures	2,621,161	925,000
Total long-term debt, less current maturities	2,858,661	1,162,500

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; authorized 500,000,000 shares;
issued and outstanding 122,386,894 and 98,690,490 shares, at
December 31, 2011 and 2010, respectively	1,223,869	986,905
Additional paid-in capital	10,059,029	9,303,920
Accumulated deficit	(12,674,194)	(10,139,750)

Total stockholders' (deficit) equity	(1,391,296)	151,075

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,399,490	$1,479,296

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